FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY ANNOUNCES
FIRST QUARTER 2010 RESULTS

First quarter sales revenue increased by 141.4% year-over-year;
Gross profit increased by 139.08% year-over-year

SIPING, CHINA — May 17, 2010 — THT Heat Transfer Technology, Inc. (OTCBB:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights

  Sales revenue increased by 141.40% year-over-year to US$10.13 million
  Gross profit increased by 139.08% year-over-year to US$4.25 million
  Operating income increased by 780.39% year-over-year to US$1.80 million
  Net income increased by 986.23% year-over-year to US$1.50 million
  Basic and fully diluted net income per share was US$0.09, compared with net income per share of US$0.01 for the first quarter of 2009

Chairman and Chief Executive Officer Guohong Zhao commented, “I am pleased to report that we achieved very strong results for the first quarter of 2010. We continue to benefit from the economic growth in China, which remains strong despite challenging macro economic environments in Europe and the US. The industrialization, urban development and energy needs in China are calling for a broad spectrum of products and operations that utilize energy efficient technologies such as our heat exchange technology. Our enhanced sales network and initiatives also helped drive our revenue growth and market share. In addition, our production leverage allows us to have better economies of scale which led to significant enhancement of profitability in the quarter.

“China’s accelerated economic growth and increasing needs for products with higher energy efficiency in various industries will continue to fuel demand for our products. Some projects in metallurgy and petrochemical industries delayed during the economic recession have been resumed, which further boosted demand for our plate heat exchangers. We expect the growing demand for this flagship product will help drive significant growth in the coming quarters.”

First Quarter 2010 Unaudited Financial Results

Revenue

Sales revenue for the first quarter 2010 was US$10.13 million, a 141.40% increase from US$4.20 million during the same period in 2009. The increase was primarily attributable to the strong growth in market demand driven by the fast economic growth in China and our 3 newly established sales centers to seize larger market share in the first quarter of 2010. Sales volume for the three months ended March 31, 2010 amounted to approximately 550 units, an increase of 323 units, as compared with 227 units for the three month period ended March 31, 2009. Sales from the traditional industry increased approximately $4.44 million compared with the same period in 2009. We have also developed new products used in new industry such as air-cooled heat exchanger and weld plate heat exchanger, which increased sales revenue by approximately $1.49 million compared with same period in 2009.

Cost of Sales

Cost of sales for the first quarter 2010 increased by 143.10% to US$5.88 million from US$2.42 million in first quarter 2009. The increase in cost of sales was mainly attributable to the significant increase in our sales volume and our sales revenue in the first quarter 2010. Cost of sales as a percentage of total revenues were approximately 58.08% and approximately 57.67% for the three month periods ended on March 31, 2010 and 2009, respectively, with an increase of approximately 0.41 percentage points. The negligible increase in cost of sales as a percentage of sales was mainly attributable to the increase in our cost of raw materials in the first quarter 2010.

Gross Profit and Gross Margin

Gross profit increased approximately $2.47 million, or 139.08%, to approximately $4.25 million for the three months ended March 31, 2010 from approximately $1.78 million for the same period in 2009. Gross margin, measured in gross profit as a percentage of sales revenue, was approximately 41.92% for the three months ended March 31, 2010, as compared to approximately 42.33% during the same period in 2009. The increase in gross profit in dollar terms was mainly attributable to the significant increase in sales revenue in the first quarter of 2010.

Operating Expenses

Administrative expenses increased approximately $0.24 million, or 43.99%, to approximately $0.78 for the three months ended March 31, 2010 from approximately $0.54 million for the same period in 2009. The increase was mainly attributable to the expansion of our management team and the increased professional expense associated with being a public company.

Research and Development Expenses

Research and development expenses decreased approximately $0.01 million, or 7.49%, to approximately $0.17 million for the three months ended March 31, 2010 from approximately $0.19 million for the same period in 2009. The decrease was mainly due to the fact that the Company’s R&D plan called for fewer R&D projects to be conducted in the first quarter 2010.

Selling Expenses

Selling expenses increased approximately $0.65 million, or 77.49%, to approximately $1.50 million for the three months ended March 31, 2010 from approximately $0.84 million for the same period in 2009. The increase was mainly attributable to the significant increase in sales related travel expense and transportation costs.

Total operating expenses increased approximately $0.88 million, or 55.85%, to approximately $2.45 million for the three months ended March 31, 2010 from approximately $1.57 million for the same period in 2009.

Income Before Income Taxes

Income before income taxes was approximately $1.75 million for the three months ended March 31, 2010, compared with approximately $0.13 million for the same period in 2009. The increase in income before income tax was mainly attributable to the significant increase in our sales revenue and the overall costs increased slightly.

Income Tax

Income taxes increased to US$0.32 million in the first quarter 2010 from US$0.24 million in the first quarter 2009. This was due to an increase in income. The effective tax rate remained the same during the period.

Net Income

Net income attributable to common shareholders was US$1.50 million in the first quarter 2010, an increase of 986.23% compared to US$0.14 million in the same period in 2009.

Basic and fully diluted net income per share was US$0.09 in the first quarter 2010, compared with US$0.01 in the same period in 2009.

Liquidity

As of March 31, 2010, the Company had cash and cash equivalents of US$2.54 million and restricted cash of US$1.49 million. During the quarter, there was a net cash outflow of US$2.84 million, compared with a net cash outflow of US$6.75 million in the first quarter of 2009.

Second Quarter Fiscal 2010 Guidance

THT expects to generate net revenues in the range of US$10 million to US$12 million in second quarter fiscal 2010, compared with US$4.2 million in the same period of 2009. This represents the Company’s preliminary view, and is subject to change.

About THT

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology, Inc.
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (HK):
Pamela Leung
Taylor Rafferty
Tel: +852 2167 2018
Email: tht@taylor-rafferty.com

Investor Relations (US):
Fares Ezziddin
Taylor Rafferty
Tel: +1 (212) 493-6962
Email: tht@taylor-rafferty.com

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2009
(Stated in US Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$2,539,131	$5,379,627
Restricted cash	1,491,646	1,376,114
Trade receivables, net	17,365,146	14,882,408
Bills receivable	356,703	487,803
Other receivables, prepayments and deposits, net	7,950,006	6,312,268
Inventories, net	8,135,373	10,158,203
Deferred tax assets	95,412	96,858

Total current assets	37,933,417	38,693,281
Retention receivable	364,035	795,144
Counter guarantee receivable	205,380	204,762
Property, plant and equipment, net	6,584,633	6,416,112
Land use rights	987,957	990,181

TOTAL ASSETS	$46,075,422	$47,099,480

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	$1,132,673	$1,900,599
Other payables and accrued expenses	11,105,985	12,634,290
Income tax payable	212,328	474,492
Short-term bank loans	5,868,000	5,850,348
Current maturities of long-term loan	1,760,400	1,755,104

Total current liabilities	20,079,386	22,614,833
Long-term loan	1,613,700	1,608,846

TOTAL LIABILITIES	21,693,086	24,223,679

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock : par value of $0.001 per share
Common stock : par value $0.001 per share
Authorized 40,000,000 shares; issued and outstanding 16,000,000 shares as of March 31, 2010 and December 31, 2009	16,000	16,000
Additional paid-in capital	14,010,700	14,010,700
Statutory reserve	1,058,172	863,304
Accumulated other comprehensive income	788,672	718,884
Retained earnings	8,330,192	7,025,634

Total THT Heat Transfer Technology Inc. stockholders’ equity	24,203,736	22,634,522
Noncontrolling interests	178,600	241,279

TOTAL EQUITY	24,382,336	22,875,801

TOTAL LIABILITIES AND EQUITY	$46,075,422	$47,099,480

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Income
(Unaudited) (Stated in US Dollars)

	Three months ended
	March 31,
	2010	2009

Sales revenue	$10,129,289	$4,195,545
Cost of sales	(5,882,890)	(2,419,632)

Gross profit	4,246,399	1,775,913

Operating expenses
Administrative expenses	779,344	541,085
Research and development expenses	173,453	186,921
Selling expenses	1,497,856	844,490

	2,450,653	1,572,496

Income from operations	1,795,746	203,417
Interest income	4,550	6,107
Other income	85,604	82,046
Interest expense	(131,809)	(158,887)

Income before income taxes	1,754,091	132,683
Income taxes	(318,051)	(23,717)

Net income before noncontrolling interests	1,436,040	108,966
Net loss attributable to noncontrolling interests	63,386	29,247

Net income attributable to THT Heat Transfer Technology Inc. common stockholders	$1,499,426	$138,213

Net income before noncontrolling interests	1,436,040	$108,966
Other comprehensive income/(loss)
Foreign currency translation adjustments	70,495	(25,618)

Comprehensive income	1,506,535	83,348
Comprehensive loss attributable to noncontrolling interests	62,679	29,680

Comprehensive income attributable to THT Heat Transfer
Technology Inc. common stockholders	$1,569,214	$113,028

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders
- Basic and diluted	$0.09	$0.01

Weighted average number of shares outstanding
- Basic and diluted	16,000,000	14,800,000

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For Fiscal Year ended March 31, 2010 and 2009
(Stated in US Dollars thousands)

	Fiscal Year Ended March 31,
	2010	2009
Net cash used in operating activities	$(2,396)	$(6,605)
Net cash used in investing activities	(350)	(89)
Net cash used in financing activities	(111)	(44)
Effect of exchange rate changes on cash	16	(16)
Net increase decrease in cash and cash equivalents	(2,841)	(6,754)
Cash at beginning of the period	5,380	12,579
Cash at end of the period	2,539	5,825